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                   International DisplayWorks, Inc. Announces
                   ------------------------------------------
                     Record First Quarter Financial Results
                     --------------------------------------

                             FOR IMMEDIATE RELEASE
                             ---------------------

For additional information contact:
Tom Lacey, CEO                           or       Matthew Hayden, President  or,
International DisplayWorks, Inc.                  Brett Maas
(916) 415-0864                                    Hayden Communications, Inc.
                                                  (843) 272-4653
                                                  matt@haydenir.com

ROCKLIN,  Calif., -- March 1, 2005--  International  DisplayWorks,  Inc. (NASDAQ
NMS: IDWK), a manufacturer and distributor of liquid crystal displays (LCDs), modules and assemblies, today announced financial results for the Company's first quarter of fiscal 2005, the period ended January 31, 2005.

First Quarter Highlights:
        o Revenues increased 85 percent to $18.1 million
        o Gross profit increased 53 percent to $3.6 million
        o Net income increased to $1.0 million, or $0.03 per diluted share
        o Company completes quarter with $8.2 million in cash and equivalents

For the quarter, revenues were a record $18.1 million, an increase of 84.9 percent compared to the $9.8 million reported for the first quarter of fiscal 2004. The Company's gross profit increased 53.2 percent to $3.6 million, or 20.1 percent of revenues, compared to a gross profit of $2.4 million, or 24.3 percent of revenues, for the same period a year ago as the Company incurred expenses related to the new manufacturing line in the Company's North Campus without producing comparable revenue from color displays on the new line. Operating expenses for the quarter were $2.6 million, or 14.4 percent of revenue, compared to $1.6 million, or 16.3 percent, in the year ago period. The Company reported operating income of $1.1 million, compared to operating income of $736,000 for the same period a year ago. Net income was a record $1.0 million, or $0.03 per basic and fully diluted share, compared with net income of $621,000, or $0.03 per basic and $0.02 per fully diluted share last year. The fully diluted weighted average common shares outstanding were 32.0 million for the first quarter of fiscal 2005 versus 25.5 million for the first quarter last year.

"We are clearly executing our strategic growth plan, exceeding previous records for revenue, managing expenses and producing record profitability," commented Tom Lacey, International DisplayWorks' chairman and chief executive officer. "I'm particularly pleased to note that our net income for the first quarter was virtually equal to all of the net income reported for all of fiscal 2004." Mr. Lacey further commented "for the second quarter we expect continued revenue growth in the $22-23 million dollar range. This revenue guidance is consistent with our previous disclosure of quarter-on-quarter sequential revenue improvement."

The Company completed the first quarter with a strengthened balance sheet, reporting $8.2 million in cash and equivalents and a current ratio of 1.92 to 1. On February 22, 2005, the Company announced a new $20 million revolving credit line with Wells Fargo HSBC Trade Bank N.A., replacing a $5 million asset-based line of credit and providing additional working capital along with more favorable terms. Shareholders' equity increased 8.3 percent to $31.5 million compared to shareholders' equity of $29.1 million on October 31, 2004.

Jeff Winzeler, the Company's chief financial officer, commented, "We were able to grow revenue, deliver gross profit above 20% and achieve record net income while putting in place the necessary equipment and infrastructure that will allow the Company to grow throughout 2005."

First Quarter Highlights
        o On February 4, 2005, the Company was approved for listing on the Nasdaq National Market System, trading under the ticker symbol "IDWK."

        o The Company shipped color prototypes from its North Campus manufacturing line to six customers, and the Company anticipates shipping modules for revenue during the second quarter.

        o During the quarter, Mark Christensen agreed to join International DisplayWorks' Board of Directors replacing Bill Hedden, who resigned from the Board to pursue other interests. Mr. Christensen joins the IDW Board from Intel, where he serves as Corporate Vice President of Intel Corporation, and the Director of Intel Capital Mobile and Communications Sectors.

Teleconference Information

Management will discuss the results in a conference call today at 4:30 p.m. Interested parties should call 888-823-7457 if calling within the United States or 973-582-2718 if calling internationally. There will be a playback available until March 10, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 5740255 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at International DisplayWorks' website at www.idwk.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until April 1, 2005 on either site.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 410,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately 2,400 people. Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.


NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.



                                TABLES TO FOLLOW

                INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except Share and per share data)

                                                                                   For Three Months Ended
                                                                              ---------------------------------
                                                                                January 31,    January 31,
                                                                                   2005           2004
                                                                              ---------------------------------

      Sales                                                                     $ 18,113       $  9,796
Cost of goods sold                                                                14,470          7,418
                                                                              ---------------------------------
      Gross profit                                                                 3,643          2,378
                                                                              ---------------------------------

Operating expenses:
      General and administrative                                                   1,917          1,106

      Selling, marketing and customer service                                        590            394
      Engineering, advanced design and product management                             83            142
                                                                              ---------------------------------
                                Total operating expenses                           2,590          1,642
                                                                              ---------------------------------


                                Income from operations                             1,053            736
                                                                              ---------------------------------

Other income (expense):

      Interest expense                                                               (62)          (138)

      Other income                                                                    24             23
                                                                              ---------------------------------
                             Total other income (expense)                            (38)          (115)

                                                                              ---------------------------------


                             Income before income taxes                            1,015            621
                                                                              ---------------------------------


                             Provision for income taxes                                -              -
                                                                              ---------------------------------

                             Net income                                         $  1,015        $   621
                                                                              =================================


Basic and diluted net income per common share
                         Basic                                                  $   0.03        $  0.03
                                                                              =================================

                         Diluted                                                $   0.03        $  0.02
                                                                              =================================

                         Basic                                                30,914,999     22,819,624

                         Diluted                                              31,972,964     25,523,436
                                                                              =================================

                            BALANCE SHEET HIGHLIGHTS
                                 (in thousands)

                                              1/31/05        10/31/04
                                         ----------------------------------
Cash and Investments                      $      8,165     $     10,186
Other Current Assets                            20,087           18,318
                                         ----------------------------------
  Total Current Assets                          28,252           28,504
Net Property & Equipment                        18,091           16,418
                                         ----------------------------------
  Total Assets                            $     46,343     $     44,922
                                         ==================================

Current Liabilities                       $     14,751     $     15,718
Shareholders' Equity                            31,545           29,134
                                         ----------------------------------
  Total Liabilities and Equity            $     46,343     $     44,922
                                         ----------------------------------

                                         ----------------------------------
Outstanding Shares (Diluted)                31,972,964       25,523,436
                                         ==================================